                                               FILED PURSUANT TO RULE 424(b)(3)
                                               REGISTRATION NO. 33-64903
PROSPECTUS SUPPLEMENT
(To Prospectus dated January 5, 1996)

HOUGHTON MIFFLIN COMPANY                                [LOGO]

$175,000,000

Medium-Term Notes
Due from Nine Months to Thirty Years from Date of Issue

Houghton Mifflin Company (the "Company") may offer from time to time its Medium-Term Notes (the "Notes"), with an aggregate principal amount (or in the case of Notes issued at a discount from the principal amount, an aggregate initial offering price) of up to $175,000,000. Such aggregate offering price is subject to reduction as a result of the sale by the Company of certain other Debt Securities (as defined below). See "Plan of Distribution." Unless otherwise indicated in the applicable pricing supplement to this Prospectus Supplement (the "Pricing Supplement"), the interest rate on each Note will be either a fixed rate established by the Company at the date of issue of such Note, which may be zero in the case of certain Original Issue Discount Notes (as defined below), or a floating rate as set forth therein and specified in the applicable Pricing Supplement. Notes may also be issued as Amortizing Notes (as defined below) or as Original Issue Discount Notes. See "Description of Notes."

Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note (as defined below) will be payable each June 1 and December 1 and at its stated maturity or upon any earlier redemption or repayment. Interest on each Floating Rate Note (as defined below) will be payable on the dates set forth herein and in the applicable Pricing Supplement. See "Description of Notes -- Interest and Interest Rates." Original Issue Discount Notes may provide that Holders (as defined in the Indenture) of such Notes will not receive periodic payments of interest. See "Description of Notes -- Original Issue Discount Notes." Each Fixed Rate Note and each Floating Rate Note will mature on a day from nine months to thirty years from the date of issue, as set forth in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Notes may not be redeemed by the Company or the Holder prior to maturity. Notes will be issued in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000.
Each Note will be issued only in fully registered form and will be represented either by one or more global securities (the "Global Securities") registered in the name of The Depository Trust Company ("DTC"), as Depositary, or its nominee (a "Book-Entry Note"), or by a certificate issued in definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Beneficial interests in Global Securities representing Book-Entry Notes will be shown only on, and transfer thereof will be effected only through, the records maintained by the Depositary (with respect to participants' interests) and its participants. Book-Entry Notes will not be issuable as Certificated Notes except as described under "Description of Debt Securities -- Terms" in the accompanying Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                                                         PRICE TO         AGENT'S DISCOUNTS              PROCEEDS TO
                                                         PUBLIC(1)       OR COMMISSION(S)(2)            COMPANY(2)(3)
----------------------------------------------------------------------------------------------------------------------------
Per Note                                              100%              .125% to .750%           99.875% to 99.250%
----------------------------------------------------------------------------------------------------------------------------
                                                                                                 $174,781,250 to
Total                                                 $175,000,000      $218,750 to $1,312,500   $173,687,500
----------------------------------------------------------------------------------------------------------------------------

(1) Unless otherwise specified in the applicable Pricing Supplement, the Notes will be sold at 100% of their principal amount. If the Company issues any Note at a discount from or at a premium over its principal amount, the Price to Public of any Note issued at a discount will be set forth in the applicable Pricing Supplement.
(2) The commission payable to an Agent (as defined below) for each Note sold through such Agent shall range from .125% to .750% of the principal amount of such Note. The Company may also sell Notes to an Agent, as principal, at negotiated discounts, for resale to one or more investors or other purchasers at fixed offering prices or at varying prices related to prevailing market prices at the time of resale or otherwise, as determined by such Agent. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal shall be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity. The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). See "Plan of Distribution."
(3) Before deducting expenses payable by the Company, estimated at $250,000.

The Notes are being offered on a continuing basis by the Company through J.P. Morgan Securities Inc., CS First Boston Corporation and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (individually, an "Agent" and collectively, the "Agents"), each of which has agreed to use its reasonable efforts, to solicit offers to purchase the Notes. The Company has reserved the right (i) to sell Notes directly to investors in those jurisdictions in which the Company is so permitted and (ii) to accept (but not solicit) offers to purchase Notes from time to time through one or more additional agents or dealers, acting as either principal or agent, on substantially the same terms as those applicable to sales of Notes to or through the Agents. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. No termination date for the offering of the Notes has been established. Either the Company or an Agent may reject any offer in its sole discretion in whole or in part. See "Plan of Distribution."

J.P. MORGAN & CO.
                               CS FIRST BOSTON
                                                             MERRILL LYNCH & CO.
March 6, 1996

     IN CONNECTION WITH THE DISTRIBUTION OF THE NOTES, THE AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY OR OTHER DEBT SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement, any Pricing Supplement hereto and the accompanying Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any Agent. This Prospectus Supplement, any Pricing Supplement hereto and the accompanying Prospectus do not constitute an offer to sell or the solicitation of an offer to buy the Notes by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement, any Pricing Supplement hereto or the Prospectus, nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

                            ------------------------


                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                                        PAGE
                                                                                        ----
Description of Notes..................................................................   S-3
Tax Considerations....................................................................  S-16
Plan of Distribution..................................................................  S-17


                                   PROSPECTUS
Available Information.................................................................     2
Incorporation of Certain Documents by Reference.......................................     2
The Company...........................................................................     3
Ratio of Earnings to Fixed Charges....................................................     4
Use of Proceeds.......................................................................     4
Description of Debt Securities........................................................     4
Plan of Distribution..................................................................    12
Taxation..............................................................................    13
Validity of Debt Securities...........................................................    15
Trustee's Relationship with Issuer....................................................    15
Experts...............................................................................    15

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby (referred to in the accompanying Prospectus as the "Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. Unless otherwise specified in the applicable Pricing Supplement, the Notes will have the terms described below, except that references to interest payments and interest-related information do not apply to certain Original Issue Discount Notes.

GENERAL

     The Notes are to be issued under an Indenture dated as of March 15, 1994, as supplemented by a First Supplemental Indenture dated as of July 27, 1995 (as supplemented, the "Indenture"), each between the Company and State Street Bank and Trust Company (the "Trustee"), as successor trustee to The First National Bank of Boston. Whenever a defined term is referred to and not defined herein, the definition thereof is contained in the accompanying Prospectus or in the Indenture.

     The Notes will rank equally with other unsecured and unsubordinated obligations of the Company (excluding subsidiary debt) for borrowed money, of which approximately $570,760,000 was outstanding at December 31, 1995.

     This Prospectus Supplement and any Pricing Supplement hereto may be used in connection with the offer and sale from time to time of the Notes in an aggregate initial public offering price of up to $175,000,000 (provided that, with respect to Original Issue Discount Notes, the initial offering price of such Notes shall be used in calculating the aggregate principal amount of the Notes offered hereunder). The aggregate principal amount of the Notes authorized to be issued under this Prospectus Supplement is subject to reduction as a result of the sale by the Company after the date of this Prospectus Supplement of other issues of Debt Securities from time to time as described in the accompanying Prospectus. See "Plan of Distribution" herein and in the accompanying Prospectus.

     The Pricing Supplement relating to a Note will describe the following terms: (i) whether such Note is a Fixed Rate Note or a Floating Rate Note (including whether such Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note (each as defined below));
(ii) the price at which such Note will be issued (the "Issue Price"); (iii) the date on which such Note will be issued (the "Original Issue Date"); (iv) the date on which such Note will mature; (v) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any; (vi) if such Note is a Floating Rate Note, the Interest Rate Basis, the Initial Interest Rate, the Interest Payment Dates, the Index Maturity, the Spread and/or Spread Multiplier, if any (each as defined below) and any other terms relating to the particular method of calculating the interest rate for such Note; (vii) if such Note is an Amortizing Note, the amortization schedule and any other terms relating to the particular Note; (viii) whether such Note is an Original Issue Discount Note;
(ix) whether such Note may be redeemed at the option of the Company, or repaid at the option of the Holder, prior to its stated maturity as described under "Optional Redemption" and "Repayment at the Noteholders' Option; Repurchase" below and, if so, the provisions relating to such redemption or repayment, including, in the case of any Original Issue Discount Notes, the information necessary to determine the amount due upon redemption or repayment; (x) any relevant tax consequences associated with the terms of the Notes which have not been described under "Tax Considerations" below; and (xi) any other terms of such Note not inconsistent with the provisions of the Indenture.

     Each Note will mature on a day from 9 months to 30 years from the date of issue, as specified in the applicable Pricing Supplement, as selected by the initial purchaser thereof and agreed to by the Company. In the event that such maturity date of any Note or any date fixed for redemption or repayment of any Note (collectively, the "Maturity Date") is not a Business Day (as defined below), principal and interest payable at maturity or upon such redemption or repayment will be paid on the next succeeding Business Day with the same force and effect as if such Business Day were the Maturity Date. No interest shall accrue for the period from and after the Maturity Date to such next succeeding Business Day. Except as may be provided in the applicable Pricing Supplement, all Notes will mature at par.

     The Notes will be offered on a continuing basis, and each Note will be issued initially either as a Book-Entry Note or a Certificated Note. Notes will be issued in denominations of $1,000 and any integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable Pricing Supplement. Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of the Notes purchased in any single transaction.

     Notes will be issued in the form of (i) one or more fully registered Global Securities deposited with or on behalf of DTC, as Depositary, and registered in the name of DTC or DTC's nominee or (ii) by a certificate issued in definitive form, in each case as specified in the applicable Pricing Supplement. See "Description of Debt Securities -- Terms" in the accompanying Prospectus. Certificated Notes will not be exchangeable for Book-Entry Notes and, except under the circumstances described in the accompanying Prospectus under the caption "Description of Debt Securities -- Global Securities," Book-Entry Notes will not be exchangeable for Certificated Notes and will not otherwise be issuable as Certificated Notes.

     Principal of, premium, if any, and interest, if any, on the Notes will be payable in the manner described herein, the transfer of the Notes will be registrable, and the Notes will be exchangeable for Notes bearing identical terms and provisions at the office of the Trustee, the Company's paying agent with respect to the Notes (the "Paying Agent," which term includes any successor paying agent appointed by the Company) and registrar for the Notes, currently located at Two International Place, Boston, Massachusetts 02110; provided that payment of interest, other than interest at maturity or upon redemption or repayment, may be made by check mailed to the address of the person entitled thereto as it appears on the security register at the close of business on the Regular Record Date corresponding to the relevant Interest Payment Date; provided further that Book-Entry Notes will be exchangeable only in the manner and to the extent set forth under "Description of Debt Securities--Global Securities," in the Prospectus. Notwithstanding the foregoing, (a) the Depositary, as Holder of Book-Entry Notes, shall be entitled to receive payments of interest by wire transfer of immediately available funds and (b) a Holder of $5,000,000 or more in aggregate principal amount of Certificated Notes (having identical terms and provisions) shall be entitled to receive payments of interest, other than interest due at maturity or upon redemption or repayment, if any, by wire transfer of immediately available funds into an account maintained by the Holder in the United States, if appropriate wire transfer instructions have been received by the Paying Agent not less than 10 days prior to the applicable Interest Payment Date.

     The principal and interest payable on a Note at maturity or upon redemption or repayment will be paid by wire transfer of immediately available funds against presentation of the Note at the office of the Trustee, unless otherwise provided in the applicable Pricing Supplement.

OPTIONAL REDEMPTION

     The Pricing Supplement will indicate either that the Notes cannot be redeemed prior to maturity or will indicate the terms on which the Notes will be redeemable at the option of the Company. Notice of redemption shall be provided by mailing a notice of such redemption to each Holder by first class mail, postage prepaid, at least 30 and not more than 60 calendar days prior to the date fixed for redemption to the respective address of each Holder as that address appears upon the books of the Company.

REPAYMENT AT THE NOTEHOLDERS' OPTION; REPURCHASE

     If applicable, the Pricing Supplement will indicate that the Notes will be repayable at the option of the Holder on a date or dates specified prior to its stated maturity date (an "Optional Repayment Date") and, unless otherwise specified in such Pricing Supplement, at a price equal to 100% of the principal amount thereof, together with accrued interest to, but excluding, the date of repayment. If no Optional Repayment Date is included with respect to a Note, such Note will not be repayable at the option of the Holder prior to its maturity.

     In order for such a Note to be repaid, and unless provided otherwise in the applicable Pricing Supplement, the Paying Agent must receive at least 30 but not more than 60 calendar days prior to the Optional Repayment Date, (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (ii) a telegram, facsimile transmission or a letter from a member of a national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States which must set forth the name of the Holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the Paying Agent not later than the fifth Business Day after the date of such telegram, facsimile transmission or letter; provided, however, that such telegram, facsimile transmission or letter from a member of a national securities exchange or a member of the NASD, or a commercial bank or trust company in the United States shall only be effective in such case if such Note and form duly completed are received by a Paying Agent by such fifth Business Day. Exercise of the repayment option by the Holder of a Note will be irrevocable. The repayment option may be exercised by the Holder of a Note for less than the entire principal amount of the Note but, in that event, the principal amount of the Note remaining outstanding after repayment must be an authorized denomination.

     The Company may at any time purchase Notes at any price in the open market or otherwise. Notes purchased by the Company may, at its discretion, be held, resold or surrendered to the Registrar for cancellation.

INTEREST AND INTEREST RATES

  General

     Unless otherwise specified in the applicable Pricing Supplement, each Note will bear interest at either (a) a fixed rate (the "Fixed Rate Notes") or (b) a floating rate determined by reference to an Interest Rate Basis (the "Floating Rate Notes"), which may be adjusted by a Spread and/or Spread Multiplier. Any Floating Rate Note may also have either or both of the following: (i) a maximum interest rate limitation, or ceiling, on the rate at which interest may accrue during any interest period; and (ii) a minimum interest rate limitation, or floor, on the rate at which interest may accrue during any interest period. The applicable Pricing Supplement will designate (a) a fixed rate per annum, in which case such Notes will be Fixed Rate Notes or (b) one or more of the following Interest Rate Bases as applicable to such Notes, in which case such Notes will be Floating Rate Notes: (i) the CD Rate, in which case such Notes will be "CD Rate Notes"; (ii) the Commercial Paper Rate, in which case such Notes will be "Commercial Paper Rate Notes"; (iii) the Federal Funds Rate, in which case such Notes will be "Federal Funds Rate Notes"; (iv) LIBOR, in which case such Notes will be "LIBOR Notes"; (v) the Prime Rate, in which case such Notes will be "Prime Rate Notes"; (vi) the Treasury Rate, in which case such Notes will be "Treasury Rate Notes"; or (vii) such other interest rate basis or formula as is set forth in such Pricing Supplement.

     Each Note will bear interest from its date of issue or from the most recent date to which interest on such Note has been paid or duly provided for, at the annual rate, or at a rate determined pursuant to an interest rate formula, stated therein, until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date (except for certain Original Issue Discount Notes and except for Notes originally issued between a Regular Record Date and an Interest Payment Date) and at maturity or on redemption or repayment, if any. Interest payments in respect of the Notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid with respect to the applicable Note) to but excluding the related Interest Payment Date or the Maturity Date, as the case may be.

     Interest will be payable to the person in whose name a Note is registered at the close of business on the Regular Record Date next preceding the Interest Payment Date; provided, however, that (i) if the Company fails to pay such interest on such Interest Payment Date, such defaulted interest will be paid to the person in whose name such Note is registered at the close of business on the record date to be established for the payment of defaulted interest and (ii) interest payable at maturity, redemption or repayment will be payable to the person to whom principal shall be payable. The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next Regular Record Date. Interest rates and interest rate formulae are subject to change by the Company from time to time but no such change will affect any Note theretofore issued or which the Company has agreed to issue. Unless otherwise indicated in the applicable Pricing Supplement, the Interest Payment Dates and the Regular Record Dates for Fixed Rate Notes shall be as described below under "Fixed Rate Notes." The Interest Payment Dates for Floating Rate Notes shall be as indicated in the applicable Pricing Supplement and in such Note, and, unless otherwise specified in the applicable Pricing Supplement, each Regular Record Date for a Floating Rate Note will be the fifteenth calendar day (whether or not a Business Day) next preceding each Interest Payment Date.

FIXED RATE NOTES

     Each Fixed Rate Note will bear interest at the annual rate specified therein and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Payment Dates for the Fixed Rate Notes will be on June 1 and December 1 of each year and the Regular Record Dates will be at the close of business on the immediately preceding May 15 and November 15, respectively. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed and paid on the basis of a 360-day year of twelve 30-day months. In the event that any Interest Payment Date or Maturity Date for any Fixed Rate Note is not a Business Day, interest on such Fixed Rate Note will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day.

FLOATING RATE NOTES

     Unless otherwise specified in an applicable Pricing Supplement, Floating Rate Notes will be issued as described below. Each applicable Pricing Supplement will specify certain terms with respect to which such Floating Rate Note is being delivered, including: whether such Floating Rate Note is a Regular Floating Rate Note, an Inverse Floating Rate Note or a Floating Rate/Fixed Rate Note; the Interest Rate Basis or Bases, Initial Interest Rate, Interest Reset Dates, Interest Reset Period, Regular Record Dates, Interest Payment Dates, Index Maturity, maximum interest rate and minimum interest rate, if any, and the Spread and/or Spread Multiplier (each as defined below), if any.

     The interest rate borne by the Floating Rate Notes will be determined as follows:

          (a) Unless such Floating Rate Note is designated as a Floating Rate/Fixed Rate Note, an Inverse Floating Rate Note or as having an Addendum (as defined below) attached, such Floating Rate Note will be designated a "Regular Floating Rate Note" and, except as described below or in an applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate.

          (b) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in an applicable Pricing Supplement, such Floating Rate Note will initially bear interest at the rate determined by reference to the applicable Interest Rate Basis (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (A) the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate and (B) the interest rate in effect commencing on, and including, the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement, or if no such Fixed Interest Rate is so specified and the Floating Rate/Fixed Rate Note is still outstanding on such day, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

          (c) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in an applicable Pricing Supplement, such Floating Rate Note will bear interest equal to the Fixed Interest Rate specified in the related Pricing Supplement minus the rate determined by reference to the Interest Rate Basis (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any; provided, however, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note is payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate.

     Notwithstanding the foregoing, if such Floating Rate Note is designated as having an Addendum attached as specified on the face thereof, such Floating Rate Note shall bear interest in accordance with the terms described in such Addendum and the applicable Pricing Supplement. See "Other Provisions, Addenda" below.

     Unless otherwise provided in the applicable Pricing Supplement, each Interest Rate Basis shall be the rate determined in accordance with the applicable provisions below. Except as set forth above or in an applicable Pricing Supplement, the interest rate in effect on each day shall be (a) if such day is an Interest Reset Date, the interest rate determined on the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date or (b) if such day is not an Interest Reset Date, the interest rate determined on the Interest Determination Date immediately preceding the next preceding Interest Reset Date.

     Interest on Floating Rate Notes will be determined by reference to an "Interest Rate Basis," which may be one or more of (i) the CD Rate, (ii) the Commercial Paper Rate, (iii) the Federal Funds Rate, (iv) LIBOR, (v) the Prime Rate, (vi) the Treasury Rate or (vii) such other Interest Rate Basis or interest rate formula as may be set in the applicable Pricing Supplement; provided, however, that with respect to a Floating Rate/Fixed Rate Note, the interest rate commencing on the Fixed Rate Commencement Date and continuing, unless otherwise specified in the applicable Pricing Supplement, until the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement, or if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date. In addition, if so specified in the applicable Pricing Supplement, a Floating Rate Note may bear interest calculated based upon two or more Interest Rate Bases.

     The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated. The Spread, Spread Multiplier, Index Maturity and other variable terms of the Floating Rate Notes are subject to change by the Company from time to time, but no such change will affect any Floating Rate Note previously issued or as to which an offer has been accepted by the Company.

     Each applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually, annually or such other specified period (each, an "Interest Reset Period") and the dates on which such interest rate will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Treasury Rate Notes, which will reset the Tuesday of each week except as specified below); (iii) monthly, the third Wednesday of each month; (iv) quarterly, the third Wednesday of March, June, September and December of each year; (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided, however, that, with respect to Floating Rate/Fixed Rate Notes, the fixed rate of interest in effect for the period from the Fixed Rate Commencement Date until the Maturity Date shall be the Fixed Interest Rate or the interest rate in effect on the day immediately preceding the Fixed Rate Commencement Date, as specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis, in which case if such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day. As used herein, "Business Day" means, unless otherwise specified in the applicable Pricing Supplement, any day other than a Saturday or Sunday or any other day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York and with respect to LIBOR Notes any day which is also a London Business Day. "London Business Day" means any day on which dealings in U.S. dollars are transacted in the London Interbank Market.

     A Floating Rate Note may also have either or both of the following: (i) a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period; and (ii) a minimum numerical limitation, or floor, on the rate at which interest may accrue during any interest period. In addition to any maximum interest rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

     Each Floating Rate Note will bear interest from the date of issue at the rates specified therein until the principal thereof is paid or otherwise made available for payment. Except as provided below or in an applicable Pricing Supplement, interest will be payable in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year as specified in the applicable Pricing Supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year; (iii) semiannually on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement (each, an "Interest Payment Date") and, in each case, on the Maturity Date. If any Interest Payment Date for any Floating Rate Note (other than the Maturity Date) would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding day that is a Business Day except that if such Note is a LIBOR Note and if such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding Business Day, and no interest shall accrue for the period from and after such Maturity Date.

     All percentages resulting from any calculation on Floating Rate Notes will be to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

     Unless otherwise specified in the applicable Pricing Supplement, interest payments on Floating Rate Notes will equal the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the date of issue, if no interest has been paid with respect to such Floating Rate Notes) to but excluding the related Interest Payment Date or Maturity Date, as the case may be.

     With respect to each Floating Rate Note, accrued interest is calculated by multiplying its face amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from and including the later of (i) the date of issue and (ii) the last day to which interest has been paid or duly provided for to and including the last date for which accrued interest is being calculated as described in the immediately preceding paragraph. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Notes for which the Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Notes for which the Interest Rate Basis is the Treasury Rate. The accrued interest factor for Notes for which the interest rate may be calculated with reference to two or more Interest Rate Bases will be calculated in each period by selecting one such Interest Rate Basis for such period in accordance with the provisions of the applicable Pricing Supplement.

     The interest rate applicable to each Interest Reset Period commencing on the Interest Reset Date with respect to such Interest Reset Period will be the rate determined as of the "Interest Determination Date." Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date with respect to the CD Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day preceding each Interest Reset Date for the related Note; and the Interest Determination Date with respect to LIBOR will be the second London Business Day preceding each Interest Reset Date. With respect to the Treasury Rate, unless otherwise specified in an applicable Pricing Supplement, the Interest Determination Date will be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday on the week preceding the related Interest Reset Date, the related Interest Determination Date will be such preceding Friday; and provided, further, that if an auction falls on any Interest Reset Date then the related Interest Reset Date will instead be the Business Day immediately succeeding such auction. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to a Floating Rate Note the interest rate of which is determined with reference to two or more Interest Rate Bases will be the latest Business Day which is at least two Business Days prior to each Interest Reset Date for such Floating Rate Note. Each Interest Rate Basis will be determined and compared on such date, and the applicable interest rate will take effect on the related Interest Reset Date, as specified in the applicable Pricing Supplement.

     Unless otherwise provided for in the applicable Pricing Supplement, the Trustee will be the Calculation Agent (the "Calculation Agent," which term includes any successor calculation agent appointed by the Company), and for each Interest Reset Date will determine the interest rate with respect to any Floating Rate Note as described below. The Calculation Agent (if different from the Trustee) will notify the Trustee of each determination of the interest rate applicable to any such Floating Rate Note promptly after such determination is made. The Trustee will, upon the request of the Holder of any Floating Rate Note, provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made with respect to the most recent Interest Determination Date relating to such Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," where applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date, as the case may be.

     Interest rates with respect to Floating Rate Notes will be determined by the Calculation Agent as follows:

     CD Rate Notes. CD Rate Notes will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a CD Rate Note, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication ("H.15(519)") under the heading "CDS (Secondary Market)," or, if not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 p.m. Quotations for U.S. Government Securities" or any successor publication (the "Composite Quotations") under the heading

"Certificates of Deposit." If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such Interest Determination Date, for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time as quoted by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the CD Rate with respect to such Interest Determination Date shall be the CD Rate as in effect on such Interest Determination Date.

     Commercial Paper Rate Notes. Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Note, the Money Market Yield (as defined below) of the rate on that date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement, as such rate shall be published in H.15(519), under the heading "Commercial Paper." In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Interest Determination Date for commercial paper of the specified Index Maturity as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet available in either H.15(519) or Composite Quotations, then the Commercial Paper Rate on such Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield corresponding to the arithmetic mean of the offered rates as of approximately 11:00 a.m., New York City time, on such Interest Determination Date for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency as quoted by three leading dealers of commercial paper in The City of New York selected by the Calculation Agent; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as set forth above, the Commercial Paper Rate with respect to such Interest Determination Date shall be the Commercial Paper Rate in effect on such Interest Determination Date.

     "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield =        D X 360    X 100
                        ---------------
                         360 - (D X M)

     where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the period for which interest is being calculated.

     Federal Funds Rate Notes. Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note, the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not published in either H.15(519) or the Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar Federal Funds as of 9:00 a.m., New York City time, on such Interest Determination Date arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the Federal Funds Rate with respect to such Interest Determination Date shall be the Federal Funds Rate in effect on such Interest Determination Date.

     LIBOR Notes. LIBOR Notes will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" for each Interest Reset Date will be determined by the Calculation Agent as follows:

          (i) With respect to an Interest Determination Date relating to a LIBOR Note, LIBOR will be either: (A) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if such Pricing Supplement does not specify a source for LIBOR, the offered rate for deposits in the London interbank market in the Index Currency (as defined below) having the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Business Day immediately following such Interest Determination Date that appears on the Designated LIBOR Page (as defined below) as of 11:00 a.m., London time, on such Interest Determination Date, or (B) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the London interbank market in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement and commencing on the second London Business day immediately following such Interest Determination Date that appear on the Designated LIBOR Page as of 11:00 a.m., London time, on such Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page. If no rate appears on the Designated LIBOR Page (or, in the case of clause (i)(B) above, if the Designated LIBOR Page by its terms provides for more than a single rate but fewer than two offered rates appear on such Page), LIBOR in respect of such Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

          (ii) With respect to an Interest Determination Date relating to a LIBOR Note to which the last sentence of clause (i) above applies, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Business Day immediately following such Interest Determination Date to prime banks in the London interbank market at approximately 11:00 a.m., London time on such Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. (or such other time specified in the applicable Pricing Supplement), in the applicable Principal Financial Center (as defined below), on such Interest Determination Date for loans made in the Index Currency to leading European banks having the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Business Day immediately following such Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time by three major banks in such Principal Financial Center selected by the Calculation Agent; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR with respect to such Interest Determination Date will be LIBOR in effect on such Interest Determination Date.

     "Index Currency" shall be U.S. dollars.

     "Designated LIBOR Page" means the display on Page 3750 (or such other page as is specified in the applicable Pricing Supplement) of the Dow Jones Telerate Service for the purpose of displaying the London interbank offered rates of major banks for the applicable Index Currency (or such other page as may replace that page on that service for the purpose of displaying such rates), unless "LIBOR Reuters" is designated in the applicable Pricing Supplement, in which case the Designated LIBOR Page (or such other page as is specified in the applicable Pricing Supplement) shall be the display on page LIBO of the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank offered rates of major banks for the applicable Index Currency (or such other page as may replace that page on that service for the purpose of displaying such rates).

     Unless provided otherwise in the applicable Pricing Supplement, "Principal Financial Center" will be The City of New York.

     Prime Rate Notes. Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date, the rate set forth in H.15(519) for such date opposite the caption "Bank Prime Loan." If such rate is not yet published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Prime Rate for such Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPrime1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Interest Determination Date as quoted on the Reuters Screen USPrime1 Page on such Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen USPrime1 Page for such Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent from which quotations are requested. If fewer than two quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean on the basis of the prime rates in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to quote such rate or rates. "Reuters Screen USPrime1 Page" means the display designated as Page "USPrime1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPrime1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     If in any month or two consecutive months the Prime Rate is not published in H.15(519) and the banks or trust companies selected as aforesaid are not quoting as mentioned in the preceding paragraph, the "Prime Rate" for such Interest Reset Period will be the same as the Prime Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Prime Rate Notes for which the Prime Rate is being determined shall be the Initial Interest Rate). If this failure continues over three or more consecutive months, the Prime Rate for each succeeding Interest Determination Date until the maturity or redemption or repayment of such Prime Rate Notes or, if earlier, until this failure ceases, shall be LIBOR determined as if such Prime Rate Notes were LIBOR Notes, and the Spread, if any, shall be the number of basis points specified in the applicable Pricing Supplement as the "Alternate Rate Event Spread."

     Treasury Rate Notes. Treasury Rate Notes will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note, the rate applicable to the most recent auction of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable Pricing Supplement, as published in H.15(519) under the heading "Treasury Bills -- auction average (investment)" or, if not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date or if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers (which may include one or more of the Agents) selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the Treasury Rate with respect to such Interest Determination Date will be the Treasury Rate in effect on such Interest Determination Date.

RENEWABLE NOTES

     The Company may also issue from time to time variable rate renewable Notes ("Renewable Notes") that will bear interest at the interest rate (calculated with reference to a Interest Rate Basis and the Spread and/or Spread Multiplier, if any, and subject to a minimum interest rate and maximum interest rate, if any) specified in the Renewable Notes and in the applicable Pricing Supplement. Renewable Notes will be issued only in book-entry form.

     Renewable Notes will mature on an Interest Payment Date as specified in the applicable Pricing Supplement (the "Initial Maturity Date"), unless the maturity of all or any portion of the principal amount thereof is extended in accordance with the procedures described below. On the Interest Payment Dates in each year specified in the applicable Pricing Supplement (each such Interest Payment Date, an "Election Date"), the maturity of the Renewable Notes will be extended to the Interest Payment Date occurring twelve months after such Election Date (or to such other date as is specified in the applicable Pricing Supplement), unless the Holder thereof elects to terminate the automatic extension of the maturity of the Renewable Notes or of any portion thereof having a principal amount of $1,000 or any multiple of $1,000 in excess thereof by delivering a notice to such effect to the Paying Agent not less than nor more than a number of days to be specified in the applicable Pricing Supplement prior to such Election Date. Such option may be exercised with respect to less than the entire principal amount of the Renewable Notes; provided, however, that the principal amount for which such option is not exercised is at least $1,000 or any larger amount that is an integral multiple of $1,000. Notwithstanding the foregoing, the maturity of the Renewable Notes may not be extended beyond the Final Maturity Date as specified in the applicable Pricing Supplement (the "Final Maturity Date"). If the Holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of the Renewable Notes and such election is not revoked as described below, such portion will become due and payable on the Interest Payment Date falling six months (unless another period is specified in the applicable Pricing Supplement) after the Election Date prior to which the Holder made such election.

     An election to terminate the automatic extension of maturity may be revoked as to any portion of the Renewable Notes having a principal amount of $1,000 or any multiple of $1,000 in excess thereof by delivering a notice to such effect to the Paying Agent on any day following the effective date of the election to terminate the automatic extension of maturity and prior to the fifteenth calendar day before the date on which such portion would otherwise mature. Such a revocation may be made for less than the entire principal amount of the Renewable Notes for which the automatic extension of maturity has been terminated; provided, however, that the principal amount of the Renewable Notes for which the automatic extension of maturity has been terminated and for which such a revocation has not been made is at least $1,000 or any larger amount that is an integral multiple of $1,000. Notwithstanding the foregoing, a revocation may not be made during the period from and including a Regular Record Date to but excluding the immediately succeeding Interest Payment Date.

     An election to terminate the automatic extension of the maturity of the Renewable Notes, if not revoked as described above by the Holder making the election or any subsequent Holder, will be binding upon such subsequent Holder.

     Renewable Notes may be redeemed in whole or in part at the option of the Company on the Interest Payment Dates in each year specified in the applicable Pricing Supplement, commencing with the Interest Payment Date specified in the applicable Pricing Supplement, at a redemption price of 100% of the principal amount of the Renewable Notes to be redeemed, together with accrued and unpaid interest to the date of redemption. Notwithstanding anything to the contrary in this Prospectus Supplement, notice of redemption will be provided by mailing a notice of such redemption to each Holder by first class mail, postage prepaid, at least 30 and not more than 60 calendar days prior to the date fixed for redemption.

     Renewable Notes may also be issued, from time to time, with the Spread and/or Spread Multiplier to be reset by a remarketing agent in remarketing procedures (the "Remarketing Procedures") to be specified in such Renewable Notes and in the applicable Pricing Supplement. A description of the Remarketing Procedures, the terms of the remarketing agreement between the Company and the remarketing agent and the terms of any additional agreements with other parties that may be involved in the Remarketing Procedures will be set forth in the applicable Pricing Supplement.

EXTENSION OF MATURITY

     The Pricing Supplement relating to each Fixed Rate Note (other than an Amortizing Note) will indicate whether the Company has the option to extend the maturity of such Fixed Rate Note for one or more periods of one or more whole years (each an "Extension Period") up to but not beyond the date (the "Final Maturity Date") set forth in such Pricing Supplement. If the Company has such option with respect to any such Fixed Rate Note (an "Extendible Note"), the following procedures will apply, unless modified as set forth in the applicable Pricing Supplement.

     The Company may exercise such option with respect to an Extendible Note by notifying the Paying Agent of such exercise at least 45 but not more than 60 calendar days prior to the stated maturity date originally in effect with respect to such Note (the "Original Maturity Date") or, if the stated maturity date of such Note has already been extended, prior to the stated maturity date then in effect (an "Extended Maturity Date"). No later than 38 calendar days prior to the Original Maturity Date or an Extended Maturity Date, as the case may be (each, a "Maturity Date"), the Paying Agent will mail to the Holder of such Extendible Note a notice (the "Extension Notice") relating to such Extension Period, first class mail, postage prepaid, setting forth (a) the election of the Company to extend the maturity of such Extendible Note; (b) the new Extended Maturity Date; (c) the interest rate applicable to the Extension Period; and (d) the provisions, if any, for redemption during the Extension Period, including the date or dates on which, the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Paying Agent of an Extension Notice to the Holder of an Extendible Note, the maturity of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms it had prior to the mailing of such Extension Notice.

     Notwithstanding the foregoing, not later than 10:00 a.m., New York City time, on the twentieth calendar day prior to the Maturity Date then in effect for an Extendible Note (or, if such day is not a Business Day, not later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), the Company may, at its option, revoke the interest rate provided for in the Extension Notice and establish a higher interest rate for the Extension Period by causing the Paying Agent to send notice of such higher interest rate to the Holder of such Note by first class mail, postage prepaid, or by such other means as shall be agreed between the Company and the Paying Agent. Such notice shall be irrevocable. All Extendible Notes with respect to which the Maturity Date is extended in accordance with an Extension Notice will bear such higher interest rate for the Extension Period, whether or not tendered for repayment.

     If the Company elects to extend the maturity of an Extendible Note, the Holder of such Note will have the option to require the Company to repay such Note on the Maturity Date then in effect at a price equal to the principal amount thereof plus an accrued and unpaid interest to such date. In order for an Extendible Note to be so repaid on such Maturity Date, the Holder thereof must follow the procedures set forth above under "Repayment at the Noteholders' Option; Repurchase" for optional repayment, except that the period for delivery of such Note or notification to the Paying Agent shall be at least 25 but not more than 35 calendar days prior to the Maturity Date then in effect and except that a Holder who has tendered an Extendible Note for repayment pursuant to an Extension Notice may, by written notice to the Paying Agent, revoke any such tender for repayment until 3:00 p.m., New York City time, on the twentieth calendar day prior to the Maturity Date then in effect (or, if such day is not a Business Day, until 3:00 p.m., New York City time, on the immediately succeeding Business Day).

AMORTIZING NOTES

     Amortizing Notes are Fixed Rate Notes for which payments combining principal and interest are made in installments over the life of the Note ("Amortizing Notes"). Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable Pricing Supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable Pricing Supplement and set forth on such Notes.

ORIGINAL ISSUE DISCOUNT NOTES

     Original Issue Discount Notes are Notes issued at a discount from the principal amount payable at maturity and which are considered to be issued with original issue discount which must be included in income for United States federal income tax purposes at a constant rate ("Original Issue Discount Notes"). See "Tax Considerations." Certain additional considerations relating to Original Issue Discount Notes may be described in the Pricing Supplement relating thereto.

OTHER PROVISIONS, ADDENDA

     Any provisions with respect to the Notes, including the determination of an Interest Rate Basis, the specification of Interest Rates Basis, calculation of the interest rate applicable to a Floating Rate Note, its Interest Payment Dates or any other matter relating thereto may be modified by the terms specified under "Other Provisions" on the face thereof or in an addendum (an "Addendum") relating thereto, if so specified on the face thereof and in the applicable Pricing Supplement.

GOVERNING LAW AND JUDGMENTS

     The Indenture is, and the Notes will be, governed by and construed in accordance with the laws of the State of New York.

                               TAX CONSIDERATIONS

     The following discussion of the principal tax consequences of the purchase, ownership and disposition of the Notes offered hereby supplements the tax discussion contained in the Prospectus to which discussion reference is hereby made.

TAX CONSEQUENCES TO UNITED STATES ALIEN HOLDERS

     As used herein, the term "United States Alien Holder" means an owner of a Note that is, for United States federal income tax purposes, (i) a non-resident alien individual, (ii) a foreign corporation, (iii) a non-resident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership, one or more of the members of which is, for United States federal income tax purposes, a non-resident alien individual, a foreign corporation or a non-resident alien fiduciary of a foreign estate or trust.

     Under present United States federal law:

          (a) payments of principal, interest (including original issue discount, if any) and premium on the Notes by the Company or any Paying Agent to any United States Alien Holder will not be subject to United States federal withholding tax, provided that, in the case of interest, (i) such Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and (ii) if the Note is a Registered Note, the statement requirement set forth in
     Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below;

          (b) a United States Alien Holder of a Note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such Note, unless (i) such Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and either (a) such individual has a "tax home" (as defined in Code Section 911(d)(3)) in the United States (unless such gain is attributable to a fixed place of business in a foreign country maintained by such individual and has been subject to foreign tax of at least 10%) or
     (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or (ii) such gain is effectively connected with the conduct by such Holder of a trade or business in the United States.

     Sections 871(h) and 881(c) of the Code require that, in order to obtain the portfolio interest exemption from withholding tax described in paragraph (a) above in the case of a Registered Note, either the beneficial owner of the Note, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the Note on behalf of such beneficial owner, file a statement with the withholding agent to the effect that the beneficial owner of the Note is not a United States Holder. Under temporary United States Treasury Regulations, such requirement will be fulfilled if the beneficial owner of a Note certifies on IRS Form W-8, under penalties of perjury, that it is not a United States Holder and provides its name and address, and any Financial Institution holding the Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the Holder (and furnishes the withholding agent with a copy thereof).

     If a United States Alien Holder of a Note is engaged in a trade or business in the United States, and if interest (including original issue discount) on the
Note is effectively connected with the conduct of such trade or business, the United States Alien Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular United States income tax on interest (including any original issue discount) and on any gain realized on the sale, exchange or other disposition of a Note in the same manner as if it were a United States Holder. See above discussion. In lieu of the certificate described in the preceding paragraph, such a Holder will be required to provide to the Company a properly executed IRS Form 4224 in order to claim an exemption from withholding tax. In addition, if such United States Alien Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including original discount on and any gain recognized on the sale, exchange or other disposition of a Note) will be included in the effectively connected earnings and profits of such United States Alien Holder if such interest or gain, as the case may be, is effectively connected with the conduct by the United States Alien Holder of a trade or business in the United States.

     THE FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     Under the terms of a Distribution Agreement dated as of March 6, 1996 (the "Distribution Agreement"), the Notes are being offered on a continuing basis by the Company through the Agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase of the Notes. Except as otherwise agreed by the Company and an Agent with respect to a particular Note, the Company will pay each Agent a commission ranging from .125% to .750% of the principal amount of each Note, depending on its maturity, sold through such Agent. Either the Company or an Agent will have the right, in its sole discretion, to accept offers to purchase Notes and may reject any such offer in whole or in part.

     The Company also may sell Notes to any Agent, acting as principal, at a discount or concession to be agreed upon at the time of sale, for resale to one or more investors or other purchasers at a fixed offering price or at varying prices related to prevailing market prices at the time of such resale or otherwise, as determined by such Agent and specified in the applicable Pricing Supplement. The Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity, and may be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions as described above. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of Notes to be resold at a fixed offering price), concession and discount may be changed.

     The Notes may also be sold by the Company directly to investors (other than broker-dealers) in those jurisdictions in which the Company is permitted to do so. No commission will be paid on Notes sold directly by the Company.

     The Company may also accept (but not solicit) offers to purchase Notes from time to time through one or more additional agents or dealers, acting either as agent or principal, on substantially the same terms as those applicable to sales of Notes to or through the Agents pursuant to the Distribution Agreement. Any such additional agent shall, with respect to such Notes, be deemed to be included in all references to an "Agent" or the "Agents" hereunder.

     The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice.

     Each purchaser of a Note will arrange for payment as instructed by the applicable Agent. The Agents are required to deliver the proceeds of the Notes to the Company in immediately available funds, to a bank designated by the Company in accordance with the terms of the Distribution Agreement, on the date of settlement.

     An Agent may be deemed to be an "underwriter" within the meaning of the Act. The Company has agreed to indemnify the Agents against and contribute toward certain liabilities, including liabilities under the Act. The Company has also agreed to reimburse the Agents for certain expenses.

     The Company does not intend to apply for the listing of the Notes on a national securities exchange, but has been advised by the Agents that the Agents intend to make a market in the Notes, as permitted by applicable laws and regulation. The Agents are not obligated to do so, however, and the Agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

     Concurrently with the offering of the Notes through the Agents as described herein, the Company may issue other Debt Securities as described under "Description of Notes" in the accompanying Prospectus.

     Certain of the Agents and their affiliates engage in transactions with and perform services for the Company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with the Company. Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., is the agent and a lender under a $300 million five-year credit facility in favor of the Company (the "Credit Agreement"), and is expected to receive a portion of the proceeds of the sale of the Notes upon the anticipated repayment by the Company of indebtedness outstanding under the Credit Agreement from such proceeds.

                            HOUGHTON MIFFLIN COMPANY

                                DEBT SECURITIES

                            ------------------------

     Houghton Mifflin Company (the "Company") may offer from time to time its unsecured debt securities (the "Debt Securities") on terms to be determined, at an aggregate initial offering price of not more than $300,000,000. The specific designation, aggregate principal amount, authorized denominations, purchase price, maturity, rate (which may be fixed or variable) and time of payment of any interest, optional or mandatory redemption or repayment or other required payment terms, terms for sinking fund payments, and other specific terms in connection with the offering and sale of Debt Securities, and any listing on a securities exchange of the Debt Securities in respect of which this Prospectus is being delivered ("Offered Debt Securities") are set forth in the accompanying prospectus supplement ("Prospectus Supplement"), together with the terms of offering of the Offered Debt Securities.

     The Debt Securities may be sold through agents designated from time to time, through underwriters or dealers or directly by the Company. If any agents of the Company or any underwriters are involved in the sale of the Offered Debt Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the Prospectus Supplement. The net proceeds to the Company from such sale will also be set forth in the Prospectus Supplement.

     Debt Securities of a series may be issuable in registered form, without coupons ("Registered Securities") or in the form of one or more global securities (each, a "Global Security" and collectively, "Global Securities") and may be issued in the name of a depositary institution as book-entry securities.

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

             This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

                 The date of this Prospectus is January 5, 1996

      NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT, UNDERWRITER OR DEALER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which certain of the Company's securities are listed.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the Debt Securities to be offered by this Prospectus. This Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Debt Securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected and copied at the locations set forth above. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission are incorporated herein by reference: (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1994; (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995; (c) the Company's definitive proxy statement dated March 27, 1995, relating to its 1995 Annual Meeting of Stockholders; (d) the Company's Current Report on Form 8-K filed with the Commission on October 6, 1995; and (e) the Company's Current Report on Form 8-K filed with the Commission on November 15, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be a statement contained herein, or contained in the accompanying Prospectus Supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to Bradley D. Lehan, Assistant Treasurer, Houghton Mifflin Company, 222 Berkeley Street, Boston, Massachusetts 02116 (telephone 617-351-5000).

                                  THE COMPANY

     Houghton Mifflin Company (the "Company") was incorporated in 1908 in Massachusetts as the successor to a partnership founded in 1880. Antecedents of the partnership date back to 1832. The Company's principal business is publishing, and it is one of the largest publishers of elementary and high school textbooks in the United States. The Company's operations are reported in two industry segments: (1) educational publishing, comprising textbooks and other educational materials and services for the school and college markets and
(2) general publishing, including fiction, nonfiction, children's books, and reference materials in a variety of formats and media. With approximately 85% of the Company's net sales derived from educational publishing, the Company's quarterly results reflect the seasonality of the educational publishing market. The second and third calendar quarters typically account for a majority of annual net sales. Seasonal losses are generally reported in the first and fourth quarters.

     Educational Publishing. The Company maintains a leading market position in the publication of educational materials, including textbooks and instructional support material, educational software, and group and individually administered tests. The Company is a leading publisher of mathematics, reading and language arts, and social studies materials for the elementary school market, and through its subsidiary, McDougal Littell Inc., health, literature and language arts, mathematics, modern languages, science, and social studies materials for the secondary school market. The Riverside Publishing Company, a subsidiary of the Company, publishes standardized and clinical tests. The Company also has a well-established position in the college market in the major disciplines of business and accounting, chemistry, education, English, history, mathematics, modern languages, and political science. The Company's acquisition of D.C. Heath and Company ("D.C. Heath"), a former division of Raytheon Company ("Raytheon"), described below, is expected to expand the Company's presence in the educational publishing market. The Company has also established a new division that will market existing and newly-developed reference, audio-visual, and display materials; workbooks; manipulatives; and other supplemental materials that complement the Company's elementary and secondary educational publications.

     General Publishing. The Company publishes fiction and nonfiction trade books for adults and children, dictionaries and other reference works (including the third edition of The American Heritage Dictionary of the English Language), and a new line of multimedia products for the consumer market, which includes children's, reference, and adult hobby titles. The principal markets for trade books and reference works in this segment are retail stores.

     D.C. Heath Acquisition. On October 31, 1995, the Company acquired D.C. Heath for $455 million in cash (the "Heath Acquisition"). D.C. Heath, which had revenues of approximately $180 million in 1994, is a leading publisher of textbooks in language arts, mathematics, modern languages, science, and social studies.

     The Company believes that the Heath Acquisition significantly increases the Company's revenue base, product breadth, and editorial expertise in the educational publishing market. The Company plans to integrate its combined product development and sales and marketing areas and anticipates that the Heath Acquisition will increase the Company's market presence, operating efficiency, and sales, in addition to improving the Company's competitive position in its existing markets for textbooks and related materials. As a result of the Heath Acquisition, the Company believes that it has enhanced its position as a leader in elementary, high school, and college textbook publishing in the United States.

     As a result of the increased size of the combined companies, the Company anticipates that it will be able to spread its product development and sales and marketing strengths across a larger product base, thereby increasing its productivity and efficiency. The Company also expects to consolidate administrative, sales and marketing, and editorial positions, resulting in cost savings. In addition, the Heath Acquisition provides a more diverse product line which is expected to increase the efficiency of the Company's school and college sales forces. In the opinion of management of the Company, the Heath Acquisition complements existing product lines and should increase the Company's potential for sustainable long-term growth.

     The Company's principal executive offices are located at 222 Berkeley Street, Boston, Massachusetts 02116. Its telephone number is (617) 351-5000. Requests for copies of documents incorporated by reference herein should be directed to Bradley D. Lehan, Assistant Treasurer of the Company, at this address.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges of the Company for the periods indicated:

                                                                        YEARS ENDED DECEMBER 31,
                                        TWELVE MONTHS ENDED     ----------------------------------------
                                        SEPTEMBER 30, 1995      1994     1993     1992     1991     1990
                                        -------------------     ----     ----     ----     ----     ----
Ratio of Earnings to Fixed
  Charges(1)..........................          5.6             9.6      8.1      4.5      5.1      4.3


---------------
(1) For purposes of these computations, earnings before fixed charges consist of income before provision for income taxes and fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and interest on capital lease obligations, and the portion of rent expense for each period presented that is deemed by management to be the interest component of such rentals. Due to the seasonality of its business, the Company believes that presentation of ratios for a period other than a full twelve-month period is inappropriate.


                                USE OF PROCEEDS

     Except as may otherwise be disclosed in the Prospectus Supplement, the net proceeds to the Company from the sale of the Debt Securities offered hereby are expected to be used for general operations (including capital expenditures and working capital requirements), stock repurchases, acquisitions or repayment or refinancing of outstanding indebtedness. Proceeds will be added to general corporate cash and invested in investment grade, interest-bearing short-term securities until needed.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be issued under an Indenture dated as of March 15, 1994, as supplemented by a First Supplemental Indenture dated as of July 27, 1995 (collectively, the "Indenture"), each between the Company and State Street Bank and Trust Company (the "Trustee"), as successor trustee to The First National Bank of Boston. The statements under this caption are brief summaries of certain provisions of the Indenture, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements. Wherever particular sections of the Indenture or terms not defined herein that are defined in the Indenture are referred to herein or in a Prospectus Supplement, it is intended that such sections or defined terms be incorporated by reference herein or therein, as the case may be.

TERMS

     The Indenture does not limit the aggregate amount of Debt Securities which may be issued thereunder, and Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company for each series. The Debt Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

     The Prospectus Supplement or Prospectus Supplements relating to Offered Debt Securities will describe: (1) the title of the Debt Securities of the series; (2) any limit on the aggregate principal amount of the Debt Securities of the series which may be authenticated and delivered under the Indenture; (3) whether any Debt Securities of the series are to be issuable initially in temporary global form and whether any Debt Securities of the series are to be issuable in permanent global form and, if so, whether beneficial owners of interest in any such permanent Global Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur; (4) the Person to whom any interest on any Registered Security of the series shall be payable, if other than the Person in whose name that Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an Interest Payment Date will be paid; (5) the date or dates on which the principal of the Debt Securities of the series is payable; (6) the rate or rates at which the Debt Securities of the series shall bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, the date or dates from which any such interest shall accrue, the Interest Payment Dates on which any such interest shall be payable, and the Regular Record Date for any interest on any Registered Securities on any Interest Payment Date; (7) the place or places where the principal of and any premium and interest on Debt Securities of the series shall be payable, any Registered Securities of the series may be surrendered for registration of transfer, Debt Securities of the series may be surrendered for exchange, and notices and demands to or upon the Company in respect of the Debt Securities of the series and the Indenture may be served; (8) the period or periods within which, the price or prices at which and the terms and conditions upon which Debt Securities of the series may be redeemed, in whole or in part, at the option of the Company; (9) the period or periods within which, the price or prices at which and the terms and conditions upon which Debt Securities of the series may be redeemed, in whole or in part, at the option of the Holders; (10) the obligation, if any, of the Company to redeem or purchase Debt Securities of the series, or particular Debt Securities within the series, pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof; (11) the denominations in which any Debt Securities of the series shall be issuable, if other than denominations of $1,000 and any integral multiple thereof; (12) if other than the principal amount thereof, the portion of the principal amount of any Debt Securities of the series which shall be payable upon declaration of acceleration of the Maturity thereof; (13) the Person who shall be the Security Registrar, if other than the Company; (14) whether the Debt Securities of the series shall be issued upon original issuance, in whole or in part, in the form of one or more Book-Entry Securities and, in such cases, (a) the Depositary with respect to such Book-Entry Security or Securities and (b) the circumstances under which any such Book-Entry Security may be exchanged for Debt Securities registered in the name of, and any transfer of such Book-Entry Security may be registered to, a Person other than such depositary or its nominee; (15) if the defeasance provisions of the Indenture are applicable to Debt Securities of the series; and
(16) any other terms of the series not inconsistent with the provisions of the Indenture. (Section 301) Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Debt Securities.

     The Debt Securities may be issuable in definitive form as Registered Securities. Debt Securities of a series may be issuable, in whole or in part, in the form of one or more Global Securities, as described below under "Global Securities." Unless the Prospectus Supplement relating thereto specifies otherwise, Registered Securities will be issued only in denominations of $1,000 or any integral multiple thereof. (Section 302) One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. (Section 203) No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)


     Registered Securities may be presented for exchange and (other than a Global Security) for transfer (with the form of transfer endorsed thereon duly executed), at the office of the transfer agent or at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the transfer agent or the Security Registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Section 305) If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent, except that the Company is required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002)

     In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption or
(ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part. (Section 305)

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from their stated principal amount. Federal income tax consequences and other special considerations applicable to any Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Securities" means any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof. (Section 101)

     Except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders ("Holders") of any series of Debt Securities protection in the event of a highly leveraged or similar transaction, or in the event of a change of control, involving the Company that may adversely affect Holders of Debt Securities. To the extent that any covenant or provision governing any series of Debt Securities that would afford protection to Holders of such series of Debt Securities in the event of a highly leveraged or similar transaction or a change of control may be (a) waived by the Board of Directors of the Company or the Trustee or (b) limited in its applicability in the event of a leveraged buy-out or similar transaction initiated or supported by the Company, management of the Company or any affiliate, the relevant Prospectus Supplement will describe such provisions.

     Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to, the Events of Default or covenants of the Company that are described below, including any covenant or other provision providing event risk or similar protection.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company ("DTC"), as Depositary. Global Securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or to a successor Depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company expects that unless otherwise indicated in the applicable Prospectus Supplement, the following provisions will apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered directly by the Company. Ownership of beneficial interests in such Global Security will be limited to Participants or persons that may hold interests through Participants.

     The Company expects that, pursuant to procedures established by DTC, ownership of beneficial interests in any Global Security with respect to which DTC is the Depositary will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its Participants relating to beneficial ownership interests in the Debt Securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a Global Security.

     So long as the Depositary for a Global Security or its nominee is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as described below or in the applicable Prospectus Supplement, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each person owning a beneficial interest in a Global Security with respect to which DTC is the Depositary must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interests, to exercise any rights of a Holder under the Indenture. The Company understands that, under existing industry practice, if it requests any action of Holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a Holder is entitled to give or take under the Indenture, DTC would authorize the Participants holding the relevant beneficial interest to give or take such action, and such Participants would authorize beneficial owners through such Participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal of, any premium and any interest on individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to or at the direction of the Depositary or its nominee, as the case may be, as the registered owner of the Global Security under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose name Debt Securities, including a Global Security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Debt Securities (including principal, premium, if any, and interest). The Company believes, however, that it is currently the policy of DTC to immediately credit the accounts of relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant Global Security as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such Participants. Redemption notices with respect to any Debt Securities represented by a Global Security will be sent to the Depositary or its nominee. If less than all of the Debt Securities of any series are to be redeemed, the Company expects the Depositary to determine the amount of the interest of each Participant in such Debt Securities to be redeemed to be determined by lot. None of the Company, the Trustee, any Paying Agent, or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records related to such beneficial ownership interests.

     Neither the Company nor the Trustee will be liable for any delay by the Holders of a Global Security or the Depositary in identifying the beneficial owners of Debt Securities and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Holder of a Global Security or the Depositary for all purposes. The rules applicable to DTC and its Participants are on file with the Commission.

     If a Depositary for any Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, or after an Event of Default has occurred and is continuing, or after an event that would be an Event of Default after notice or lapse of time has occurred, Debt Securities registered in the name of persons other than the Depositary will be issued in exchange for the Global Security representing such Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any of such Debt Securities represented by one or more Global Securities and in such event Debt Securities registered in the name of persons other than the Depositary will be issued in exchange for the Global Security or Securities representing such Debt Securities. Individual Debt Securities so issued will be issued in denominations of $1,000 and integral multiples thereof. (Section 305)

PAYMENT AND PAYING AGENTS

     Payment of principal of and premium, if any, or interest on Registered Securities will be made against surrender of such Registered Securities at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in the Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest. (Section 307) Unless otherwise indicated in the Prospectus Supplement, payments of such interest will be made at the office or agency of the Trustee or by a check mailed to each Holder at the Holder's registered address. (Section 1002)

     All moneys paid by the Company to a paying agent for the payment of principal of or premium, if any, or interest on any Debt Security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the Holder of such Debt Security will thereafter look only to the Company for payment thereof (Section 1003)

CERTAIN COVENANTS OF THE COMPANY

     The Indenture contains a covenant of the Company that, so long as any of the Debt Securities remains outstanding, it will not, nor will it permit any Subsidiary (as herein defined) to issue, assume or guarantee any debt for money borrowed, including but not limited to any Funded Debt, (herein referred to as "Debt") if such Debt is secured by a mortgage, pledge, security interest or lien (herein referred to as a "mortgage") upon any assets, stock or other indebtedness of the Company now owned or hereafter acquired, without in any such case effectively providing, concurrently with the issuance, assumption or guarantee of such Debt, that the Debt Securities (together with, if the Company shall so determine, any other indebtedness of or guarantee by the Company or such Subsidiary ranking equally with the Debt Securities then outstanding and existing or thereafter created) will be secured equally and ratably with (or prior to) such Debt. This restriction, however, does not apply to: (1) mortgages on any property acquired, constructed or improved by the Company or any Subsidiary after the date of the Indenture which are created or assumed contemporaneously with, or within 180 days after, such acquisition (or in the case of property constructed or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, or mortgages on any property existing at the time of acquisition thereof, except that in the case of any such construction or improvement, the mortgage shall not apply to any property theretofore owned by the Company or any Subsidiary, other than any theretofore unimproved real property on which the property so constructed, or the improvement is located; (2) mortgages on any property acquired from a corporation which is merged with or into the Company or a Subsidiary or mortgages outstanding at the time any corporation becomes a Subsidiary; (3) mortgages in favor of the Company or any Subsidiary; and (4) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing causes (1) to
(3), inclusive; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the property which secured the mortgage so extended, renewed or replaced, plus improvements on such property. Notwithstanding the above, the Company or any Subsidiary may issue, assume or guarantee secured Debt, including any Funded Debt, which would otherwise be subject to the foregoing restrictions, in an aggregate amount which together with all other such Debt and all Attributable Debt in respect of Sale and Lease-Back Transactions of the Company and its Subsidiaries existing at such time does not at the time exceed 10% of the stockholders' equity of the Company and its consolidated Subsidiaries, computed in accordance with generally accepted accounting principles applied on a consistent basis, as shown on the audited consolidated balance sheet contained in the latest annual report to stockholders of the Company. Notwithstanding the provisions described above, the Company's Subsidiaries may not issue, assume, guarantee or otherwise incur Funded Debt in excess of $5,000,000 in the aggregate at any time outstanding. (Section 1007)

     The Indenture also provides that the Company will not, nor will it permit any Subsidiary to, enter into any arrangement with any person providing for the leasing to the Company or a Subsidiary of any real property (except for temporary leases for a term of not more than three years), which property has been owned and, in the case of any such Facility, has been placed in commercial operation more than 180 days by the Company or such Subsidiary and has been or is to be sold or transferred by the Company or such Subsidiary to such person (herein referred to as "Sale and Lease-Back Transactions"), unless either (a) the Company or such Subsidiary would be entitled to incur Debt secured by a mortgage on the property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transactions without equally and ratably securing the Securities pursuant to the Indenture or (b) the Company shall, and in any such case the Company covenants that it will, apply an amount equal to the fair value (as determined by the Board of Directors) of the property so leased to the retirement, within 180 days of the effective date of any such Sale and Lease-Back Transactions, of Securities or of Funded Debt of the Company which ranks on a parity with the Securities. (Section 1008)

DEFINITION OF CERTAIN TERMS

     "Subsidiary" means any corporation of which a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Company, or by one or more Subsidiaries, or by the Company and one more Subsidiaries.

     "Funded Debt" means indebtedness for money borrowed which by its terms matures at, or is extendible or renewable at the option of the obligor, to a date more than twelve months after the date of the creation of such indebtedness.

     "Attributable Debt" means, at the time of determination, the present value (discounted at the interest rate, compounded semiannually, equal to the weighted average yield to maturity of the Debt Securities then outstanding) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended) entered into in connection with a Sale and Lease-Back Transaction.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of the Holders of any of the Debt Securities, may consolidate or merge with or into, sell, lease, transfer or otherwise dispose of its assets substantially as an entirety to any Person which is a corporation, partnership or trust organized under the laws of any domestic jurisdiction, or may permit any such Person to consolidate or merge with or into the Company or sell, lease, transfer or otherwise dispose of its assets substantially as an entirety to the Company, provided that any successor Person assumes the Company's obligations on the Debt Securities that, under the Indenture, after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. (Section 801)

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment, except that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby,
(a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or premium or rate of interest on, any Debt Security, (c) except as contemplated by the Indenture, change any obligation of the Company to pay additional amounts, (d) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof, (e) change the coin or currency in which any Debt Security or any premium or interest thereon is payable, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (g) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (h) reduce the requirements contained in the Indenture for consent to or approval of certain matters, (i) change any obligation of the Company to maintain an office or agency in the places and for the purpose, required by the Indenture, or (j) modify any of the above provisions. (Section 902)

     The Holders of a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of the Holders of all the Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1010) The Holders of a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive any past default under the Indenture with respect to Debt Securities of that series, except a default (a) in the payment of principal of, or premium, if any, or any interest on any Debt Security of such series, and (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected. (Section 513)

     The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder, the principal amount of an Original Issue Discount Security deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof. (Section 101)

EVENTS OF DEFAULT

     The Indenture defines an Event of Default with respect to any series of Debt Securities as being any one of the following events and such other event as may be established for the Debt Securities of a particular series: (a) failure to pay any payment of interest on Debt Securities of such series when due, which failure continues for 30 days; (b) failure to pay principal or premium, if any, on Debt Securities of such series when due; (c) failure to deposit any sinking fund installment on Debt Securities of such series when due; (d) the acceleration of the Company's obligation to pay any indebtedness in an amount greater than $10,000,000; (e) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of series of Debt Securities other than that series), which failure continues for 60 days after written notice as provided in the Indenture; or (f) certain events involving bankruptcy, insolvency or reorganization. (Section 501)

     The Indenture provides that if an Event of Default shall occur and be continuing with respect to any series of Debt Securities, either the Trustee or the Holders of not less than 25% in principal amount of the Debt Securities of such series then outstanding may declare the principal (or in the case of Original Issue Discount Securities, such portion of the principal amount thereof as may be specified in the terms thereof of the Debt Securities of such series (or of all the Debt Securities as the case may be)) to be due and payable. (Section 502) In certain cases, the Holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the Holders of all the Debt Securities of any such series waive any past default, except (i) a default in payment of the principal of (or premium, if any) or a continuing default in the payment of any interest on any of the Debt Securities of such series or (ii) a default in respect of a covenant or provision which cannot be modified or amended without the consent of the Holders of all the Debt Securities of such series. (Section 513)

     The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during any default under the Indenture to act with the required standard of care, to be indemnified by the Holders of the Debt Securities of any series before proceeding to exercise any right or power under the Indenture with respect to such series at the request of such Holders. (Section 601) The Indenture provides that no Holder of any Debt Securities of any series may institute any proceeding, judicial or otherwise, to enforce such Indenture, except where the Trustee has, for 60 days after it is given written notice of default, failed to act and where there has been both a written request to enforce such Indenture by the Holders of not less than 25% in aggregate principal amount of the then outstanding Debt Securities of such series and an offer of reasonable indemnity to the Trustee. (Section 507) This provision does not prevent any Holder of Debt Securities from enforcing payment of the principal thereof and premium if any, and interest thereon at the respective due dates thereof (Section 508) The Holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on it with respect to the Debt Securities of such series. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or which would be unjustly prejudicial to Holders not joining therein. (Section 512)

     The Company is required to furnish to the Trustee annually a certificate as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1009)

DEFEASANCE

     If so specified with respect to any particular series of Debt Securities, the Company may discharge its indebtedness and its obligations or certain of its obligations under the Indenture with respect to such series by depositing U.S. Government Obligations in an amount sufficient to pay and discharge the Company's obligations with respect to such series of Debt Securities with the Trustee.

DEFEASANCE AND DISCHARGE

     The Indenture provides that, if so specified with respect to the Debt Securities of any series, the Company will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations relating to temporary Debt Securities and exchange of Debt Securities, registration of transfer or exchange of Debt Securities of such series, replacement of stolen, lost or mutilated Debt Securities of such series, maintenance of paying agencies, holding monies for payment in trust and payment of additional amounts, if any, required in consequence of United States withholding taxes imposed on payments to non-United States persons) upon the deposit with the Trustee, in trust, of money or U.S. Government Obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), each installment of interest on and any sinking fund payments on the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and the Debt Securities of such series. Such a trust may only be established if, among other things, (a) the Company has delivered to the Trustee an Opinion of Counsel to the effect that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of the Indenture there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, and (b) the Debt Securities of such series, if then listed on any domestic or foreign securities exchange, will not be delisted as result of such deposit, defeasance and discharge. (Section 403) In the event of any such defeasance and discharge of Debt Securities of such series, Holders of Debt Securities of such series would be able to look only to such trust fund for payment of principal of and any premium and any interest on their Debt Securities until maturity.

DEFEASANCE OF CERTAIN OBLIGATIONS

     The Indenture provides that, if so specified with respect to the Debt Securities of any series, the Company may omit to comply with the restrictive covenants described under "Certain Covenants of the Company" above and any such omission shall not be an Event of Default with respect to the Debt Securities of such series, upon the deposit with the Trustee, in trust, of money or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) each installment of interest on and any sinking fund payments on the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Debt Securities of such series. The obligations of the Company under the Indenture and the Debt Securities of such series other than with respect to such covenant shall remain in full force and effect. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that (i) the Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amounts and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred and (ii) the Debt Securities of such series, if then listed on any domestic or foreign securities exchange, will not be delisted as a result of such deposit and defeasance. (Section 1011)

     In the event the Company exercises its option to omit compliance with the covenants described under "Certain Covenants of the Company" above with respect to the Debt Securities of any series as described above and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, then the amount of money and U S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Default. The Company shall in any event remain liable for such payments as provided in the Indenture.

                              PLAN OF DISTRIBUTION

     The Company may sell Debt Securities to or through underwriters or dealers and also may sell Debt Securities directly to other purchasers or through agents. Any such underwriter or agent involved in the offer and sale of the Debt Securities will be named in an applicable Prospectus Supplement.

     Underwriters may offer and sell the Debt Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may offer and sell the Debt Securities in exchange for one or more issues of its outstanding debt securities or exchangeable or convertible debt securities. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Debt Securities upon the terms and conditions as shall be set forth in any Prospectus Supplement. In connection with the sale of Debt Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Debt Securities for whom they may act as agent. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Debt Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions, under the Act. Underwriters, dealers and agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Act, and to reimbursement by the Company for certain expenses.

     If so indicated in an applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities for the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Debt Securities sold

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

pursuant to Contracts, shall not be less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except
(i) the purchase by an institution of the Debt Securities covered by its Contracts shall not at the time of delivery thereof be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if any of the Debt Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Debt Securities less the principal amount thereof covered by Contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

     All Debt Securities will be a new issue of securities with no established trading market. Any underwriters to whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

     Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

                                    TAXATION

     The following is a summary of certain federal income tax consequences to purchasers of the Debt Securities. The summary does not discuss all aspects of federal income taxation which may be relevant to particular investors in view of their specific investment circumstances, nor does it discuss any foreign, state or local income or other tax considerations. The summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and on regulations, rulings and decisions that are in effect as of the date of this Prospectus, all of which are subject to change. The summary assumes that the Debt Securities are held as "capital assets" (generally, property held for investment purposes) within the meaning of Section 1221 of the Code.

     PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE DEBT SECURITIES.

STATED INTEREST

     In general, interest payments on a Debt Security calculated on the basis of a single fixed rate of interest, or a variable rate tied to a single objective index of market interest rates, that is actually and unconditionally payable at fixed periodic intervals of one year or less over the entire term of the Debt Security (including short periods) will be included in the Holder's gross income as ordinary interest income in accordance with such Holder's method of tax accounting.

ORIGINAL ISSUE DISCOUNT

     Debt Securities with a term greater than one year may be issued with original issue discount for federal income tax purposes. Original Issue Discount will arise if the stated principal amount at maturity of a Debt Security exceeds its issue price by more than a de minimis amount, or if a Debt Security has certain interest payment characteristics (e.g., interest holidays, interest payable in additional Debt Securities or stepped rates). If a Debt Security is issued with original issue discount, the Holder of the Debt Security will be required to include amounts in gross income for federal income tax purposes in advance of the receipt of the cash payment to which such income is attributable. The amount of original issue discount to be included in income in any tax period will be determined using a constant yield to maturity method. Any amounts included in income as original issue discount will, however, increase a Holder's tax basis in the Debt Security.

     Any Debt Security issued with original issue discount will bear a legend setting forth the issue date, the total amount of original issue discount, the yield to maturity and certain other information. The Company will also report annually to the Internal Revenue Service (the "IRS") and to each Holder of such Debt Security

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

the original issue discount accrued with respect to the Debt Security. Prospective Holders are advised to consult their tax advisors with respect to the particular original issue characteristics of the Debt Security that is being purchased.

ACQUISITION DISCOUNT OF SHORT-TERM DEBT SECURITIES

     Debt Securities that have a fixed maturity of one year or less may be issued with acquisition discount. Acquisition discount will arise under the circumstances set forth above with respect to original issue discount. Accrual basis taxpayers and taxpayers in certain specified classes would be required to include acquisition discount in income currently in an amount and manner similar to that applicable to original issue discount. In addition, taxpayers not required to include acquisition discount in income currently may elect to include acquisition discount in income currently. A Holder who makes such an election cannot revoke such election without the consent of the IRS, and such election applies to all short-term obligations acquired by the Holder in the taxable year in which the election is made and in all subsequent taxable years. Taxpayers not subject to the above rules and not electing to be subject to such rules and holding Debt Securities with acquisition discount are not required to include accrued acquisition discount in income until the cash payments attributable to such amounts are received, which amounts will be treated as ordinary income. A Holder who does not recognize acquisition discount currently may, however, be subject to limitations on the deductibility of interest on indebtedness incurred to purchase or carry such a Debt Security.

MARKET DISCOUNT

     If a Holder purchases a Debt Security for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Debt Security as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Debt Security at the time of such payment or disposition. In addition, the Holder may be required to defer, until the maturity of the Debt Security or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Debt Security.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Debt Security, unless the Holder elects to accrue on a constant interest method. A Holder of a Debt Security may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

AMORTIZABLE BOND PREMIUM

     A Holder that purchases a Debt Security for an amount in excess of the sum of its principal amount will be considered to have purchased the Debt Security at a "premium." A Holder generally may elect to amortize the premium over the remaining term of the Debt Security on a constant yield method. The amount amortized in any year will be treated as a reduction of the Holder's interest income from the Debt Security. Bond premium on a Debt Security held by a Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Debt Security. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

SALE, EXCHANGE AND RETIREMENT OF DEBT SECURITIES

     A Holder's tax basis in a Debt Security will, in general, be the Holder's cost therefor, increased by market discount previously included in income by the Holder and reduced by any amortized premium. Upon the sale, exchange or retirement of a Debt Security, a Holder will recognize gain or loss equal to the difference between

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

the amount realized upon the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and the adjusted tax basis of the Debt Security. Except as described above with respect to market discount, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Debt Security has been held for more than one year. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

BACKUP WITHHOLDING

     In general, information reporting requirements will apply to certain payments of principal, interest and premium paid on Debt Securities and to the proceeds of sale of a Debt Security made to Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such Holder's United States federal income tax liability provided the required information is furnished to the IRS.

                          VALIDITY OF DEBT SECURITIES

     The validity of the Debt Securities will be passed upon for the Company by Goodwin, Procter & Hoar, Boston, Massachusetts, and certain legal matters in connection with the offering of the Debt Securities will be passed upon for any underwriters or agents by Skadden, Arps, Slate, Meagher & Flom, Boston, Massachusetts.

                       TRUSTEE'S RELATIONSHIP WITH ISSUER

     State Street Bank and Trust Company acts as Trustee for Debt Securities issued under the Indenture and from time to time makes or participates in loans to, and performs other services for, the Company in the normal course of business. It also acts as trustee for certain of the Company's employee benefit plans. Nader F. Darehshori, the Chairman of the Board, President, and Chief Executive Officer, and a director of the Company, and Joseph A. Baute, a director of the Company, serve as directors of State Street Bank and Trust Company.

                                    EXPERTS

     The consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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